EXHIBIT 3.3


<LETTERHEAD OF THE STATE OF COLORADO DEPARTMENT OF STATE APPEARS>

                                CERTIFICATE

     I, NATALIE MEYER, Secretary of State of the State of
Colorado hereby
certify that the prerequisites for the issuance of this certificate have been fulfilled in compliance with law and are found to conform to law.

     Accordingly, the undersigned, by virtue of the authority vested in me by law, hereby issues A CERTIFICATE OF AMENDMENT TO WORLDWIDE FOREST
PRODUCTS,
INC., FORMERLY KNOWN AS BOND STREET CORPORATION.

DATED: OCTOBER 1, 1990.

/S/ Natalie Meyer
-------------------------------
Secretary of State



                            ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION
                         OF BOND STREET CORPORATION

<DATE STAMP OF THE STATE OF COLORADO DEPARTMENT OF STATE SHOWING
FILED ON
OCTOBER 1, 1990, APPEARS>

     Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its
Articles of Incorporation:

     First: The name of the corporation is Bond Street
Corporation.

     Second: The following amendments were adopted unanimously by the Board of
Directors of the corporation on September 29, 1990 and adopted by a vote of the shareholders of the corporation, on September 29, 1990, in a sufficient number and in the manner provided by the Colorado Corporation
Code:

                                  ARTICLE I

                                    NAME

     The name of the corporation shall be Worldwide Forest
Products, Inc.

                                  ARTICLE V

                                   CAPITAL

     The aggregate number of shares which this corporation shall have the authority to issue is Ten Million (10,000,000) shares, with a par value of
$.005 per share, which shares shall be designated common stock. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable. The corporation may also issue up to Forty Million
(40,000,000) shares of voting preferred stock at a par value of $.005 per share. The preferred stock of the Corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in a series shall be alike. Each series may vary in the following respects: (1) the rate of dividend; (2) the price at and the terms and conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion and (7) voting powers.


                                  ARTICLE XIII

                  CLASS VOTING BY COMMON AND PREFERRED STOCK

     At each meeting of the shareholders of the corporation, the presence in person or by proxy of the holders of a majority in number of the issued and outstanding shares of common stock and a majority in number of the issued and outstanding preferred stock shall be necessary to constitute a quorum for the transaction of any business. The affirmative vote of the holders of a majority in the number of the issued and outstanding shares of common stock and a majority in number of the issued and outstanding shares of preferred stock shall be necessary to adopt any resolution, carry any motion, or take any corporate action which requires the vote of the shareholders.

     All remaining Articles of the Corporation shall remain in full force and effect.

     Third: A copy of the resolutions titled Minutes of the Board of
Directors Meeting of Bond Street Corporation," which establishes and designates the Class A, Class B and Class C Convertible Preferred Stock and fixes and determines the relative rights and preferences thereof, is attached hereto.

     Said resolution was adopted by the Board of Directors of the Corporation on the 29th day of September, 1990 pursuant to its Articles of Incorporation.

     Upon acceptance and filing of this statement by the Colorado
Secretary of
State, the resolution attached hereto shall become effective and shall constitute an Amendment to the Corporation s Articles of Incorporation.

     Fourth: These amendments do not provide for an exchange, reclassification or cancellation of issued shares.

     Sixth: These amendments do not affect the amount of stated capital.

     Dated this 29th day of September, 1990.

                                          BOND STREET CORPORATION

                                          /S/ George G. Andrews
                                          ---------------------
                                          George G. Andrews,
President

                                          /S/ Alan J. Woydziack
                                          ---------------------
                                          Alan J. Woydziack,
Secretary


                                 VERIFICATION
                                 ------------

State of Colorado     )
                      ) ss.
County of Boulder     )

     I, Roger V. Davidson, a Notary Public, hereby certify that on the 29th day of September, 1990, personally appeared before me, George G. Andrews, who, being by me first duly sworn, declared that he signed the foregoing document as the Director of the corporation named therein, and that he is eighteen years of age or more, and that the statements contained therein are true.

     In witness whereof, I have hereunto set my hand and official seal this
29th day of September, 1990.


                                          /S/ Roger V. Davidson
                                          ---------------------
                                          Notary Public

                                          11/4/90
                                          ----------------------

                                          My commission expires